Exhibit 99.1

ENOVA ANNOUNCES PRIVATE OFFERING OF $400.0 MILLION OF SENIOR NOTES DUE 2028

CHICAGO – December 4, 2023/PRNewswire/ -- Enova International, Inc. (NYSE: ENVA) (“Enova”) today announced that it intends to offer, subject to market and other customary conditions, $400.0 million in aggregate principal amount of senior notes due 2028 (the “Notes”). The Notes will be guaranteed, jointly and severally, on a senior unsecured basis by Enova’s existing and future domestic subsidiaries, subject to certain exceptions including for its securitization subsidiaries. The Notes and the related guarantees will be senior unsecured obligations of Enova and the guarantors.

Enova intends to use the net proceeds from the offering to redeem all of its outstanding senior notes due 2024 (the “2024 Notes”), to fund the prepayment of a portion of its outstanding borrowings under its senior revolving credit agreement, to pay the related accrued interest, fees and expenses related to the offering of the Notes and incurred in connection with the redemption of the 2024 Notes, and for general corporate purposes. Enova’s obligation to redeem the 2024 Notes is conditioned upon the consummation of the offering of the Notes described above.

The Notes and the related guarantees will be offered only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is issued pursuant to Rule 135c of the Securities Act for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. No offer, solicitation or sale of the Notes will be made in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

Cautionary Statement Regarding Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are forward looking statements. These forward-looking statements reflect the current view of management and are subject to various risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties, including, without limitation, those risks and uncertainties indicated in Enova’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.